                                                                    Exhibit 99.1

[LIBERTY LOGO]

LIBERTY MEDIA CORPORATION
SECOND QUARTER EARNINGS RELEASE
--------------------------------------------------------------------------------

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) CEO, John Malone, and President, Robert Bennett, will discuss Liberty's earnings release in a conference call which will begin at 11:00 a.m. (ET) August 5, 2005. The call can be accessed by dialing (913) 981-4901 or (800) 811-0667 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 2:00 p.m. (ET) on August 5, 2005 through 5:00 p.m. (ET) August 12, 2005, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 8048426#. The call will also be broadcast live across the Internet. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.

Englewood, Colorado - On August 5, 2005, Liberty filed its Form 10-Q with the Securities and Exchange Commission for the three months ended June 30, 2005. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-Q as filed with the SEC.

Liberty is a holding company which, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries.

In 2004, Liberty had organized its businesses into three groups - Interactive Group, Networks Group and Corporate and Other. On July 21, 2005, Liberty spun off its newly formed subsidiary, Discovery Holding Company (DHC). DHC's assets are comprised of Liberty's 100% ownership interest in Ascent Media Group, Inc., which was included in its Interactive Group, its 50% ownership interest in Discovery Communications, Inc. (DCI), which was included in its Networks Group and $200 million in cash. After completion of this spin off, Liberty now operates and analyzes its businesses individually, rather than combining them with other businesses into groups.

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of financial information on a stand-alone basis for the following privately held assets owned by or in which Liberty held an interest at June 30, 2005:

-  QVC, Inc., a consolidated, 98.5% owned subsidiary;
- Starz Entertainment Group LLC (SEG), a consolidated, wholly-owned subsidiary; and
- DCI, a privately held equity affiliate included among the assets spun off with DHC.

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2005 to the same period in 2004. Please see page 9 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held asset presented herein to that asset's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2005 presentation.

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QVC
QVC's revenue and operating cash flow increased 15% and 17%, respectively.

QVC's domestic revenue and operating cash flow increased 11% and 12%, respectively. The domestic revenue increase was primarily attributed to increased sales to existing subscribers principally in the areas of apparel and accessories. The domestic operations shipped approximately 26.4 million units during the quarter, an increase of 9%. The average selling price increased 5% from $40.58 to $42.42. QVC.com sales as a percentage of domestic sales grew from 14.9% in the second quarter of 2004 to 17.5% in 2005. The domestic operating cash flow margins increased 20 basis points from the prior period due to a higher gross profit margin. The gross margin increased during the quarter primarily due to a shift in the product mix from home to higher margin apparel and accessories products and due to improvements in warehouse and distribution operations.

QVC's international operations experienced positive results for the quarter due to a combination of greater sales to existing subscribers, new subscriber growth and favorable foreign currency exchange rates. Revenue from international operations increased 24% as a result of a strong performance from each of the international divisions. Excluding the effect of exchange rates, international revenue increased 20%. Primarily as a result of the sales increase, operating cash flow of the international operations increased from $57 million to $76 million, or 33%. While the gross profit margin declined by approximately 30 basis points, the international cash flow margin increased from 15.9% to 17.1% due to greater operating leverage of fixed expenses. The decrease in gross margins was due to changes in initial margins, product mix, and inventory obsolescence methodology. Excluding the effect of exchange rates, QVC's international operating cash flow increased 30%.

Effective May 20, 2005, QVC entered into a $2 billion bank credit facility. The credit facility is comprised of an $800 million term loan that was drawn at closing, an $800 million term loan that can be drawn at any time before September 30, 2006, and a $400 million revolving loan. All loans are due and payable on May 20, 2010. QVC's outstanding debt balance was $800 million at June 30, 2005.

SEG
SEG's revenue increased 8% to $258 million while operating cash flow decreased 24% to $47 million. The increase in revenue was primarily due to an increase of
15.1 million subscription units, or 9%, from the second quarter of 2004. While SEG experienced a 10% increase in Thematic Multiplex subscription units, which have lower subscription rates than other SEG services, SEG also saw increases of 6% in both Starz and Encore units. The increases in subscription units were due in part to increased participation with distributors in national marketing campaigns in the second half of 2004, increased digital penetration and other marketing strategies.

SEG's operating expenses increased 20%. The increases were due primarily to higher programming costs, which increased from $133 million for the three months ended June 30, 2004 to $167 million in 2005, and increases in S,G&A expenses. The programming increases were due to higher costs per title as a result of new rate cards for movie titles under certain of its license agreements that were effective for movies made available to SEG beginning in 2004. While the higher rate card took effect at the beginning of 2004, programming expense in the second quarter of 2004 also included the amortization of programming costs related to movies under the lower rate card in effect prior to 2004 as SEG's first run exhibition window typically runs 15 to 18 months. Amortization of programming costs under these lower rate cards was substantially complete at the end of March 2005. An increase in the percentage of first-run movie exhibitions utilized (which have a relatively higher cost per title) as compared to the number of library product exhibitions utilized in the second quarter of 2005 also contributed to higher programming costs. S,G&A expenses increased primarily due to an $8 million credit recorded by SEG in 2004 related to the recovery of certain accounts receivable from Adelphia Communications. These increases were

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partially offset by lower sales and marketing expenses as national marketing campaigns in the second quarter of 2005 were scaled back compared to those during the same period in 2004.

In the second quarter of 2005, SEG and Comcast renegotiated their affiliation agreement. The new agreement eliminates Comcast's packaging commitment for the Encore and Thematic Multiplex channels (EMP) and provides for a fixed fee payment structure, with certain CPI adjustments, for EMP through 2009. The agreement also provides for a guaranteed payment structure for Comcast's carriage of Starz through 2012 with contractual increases for 2006 and 2007 and annual CPI adjustments for the remainder of the term. The foregoing payment structure for EMP and Starz may be adjusted in the event Comcast acquires or disposes of cable systems. Finally, Comcast has agreed to the elimination of certain future marketing support commitments from SEG. As a result of this new agreement, SEG's future revenue from Comcast for its EMP and Starz products will not be impacted by any increases or decreases in actual subscribers, except in the case of acquisitions or dispositions noted above. The terms of the EMP and Starz payment structures can be extended by Comcast, at its option, for a total of six years and five years, respectively.

DISCOVERY
DCI's revenue of $660 million and operating cash flow of $184 million are 12% and less than 1% ahead of the same period a year ago, respectively. DCI's affiliated networks reach more than 1.3 billion cumulative worldwide subscribers.

U.S. Networks revenue increased by 8% due to increases in affiliate revenue. U.S. Networks had a 12% increase in paying subscribers which, when combined with lower launch support amortization, led to a 23% increase in net affiliate revenue. Lower launch support amortization, a contra-revenue item, is the result of extensions to certain affiliation agreements. Net advertising revenue was flat as increases in CPM's were offset by lower ratings and audience delivery at certain networks. Operating expenses increased 8% due to increases in programming related expenses, partially offset by sales related expenses. Operating cash flow increased by 9% to $183 million.

International Networks revenue increased 23% due to increases in both affiliate and advertising revenue and favorable exchange rates. Net advertising revenue increased 28% driven by audience impact growth in the UK combined with advertising revenue generated by new channels launched in Europe. Net affiliate revenue increased by 23% due to increases in paying subscription units in Europe and Asia and international joint venture channels combined with contractual rate increases in certain markets. Subscription units increased 42% due to increases in nearly all regions. Subscription units grew at a faster rate than revenue primarily due to a disproportionate increase in subscribers in China which have free carriage. Operating expenses increased 38% due to the previously announced investment in its Lifestyles category designed to highlight and strengthen that category. Operating cash flow decreased 32% due to the increased expenses. Excluding the effects of exchange rates, revenue increased 20% and operating cash flow decreased 42%.

Revenue in the Commerce, Education and Other division increased by 27%, principally as a result of a 6% increase in same store sales and a $3 million, or 59%, increase in revenue at Discovery Education. Discovery Education revenue increased due to acquisitions that were made over the past year and an increase in the number of schools purchasing its products and services. Operating cash flow decreased 25% primarily due to additional expenses related to Discovery Education.

DCI's outstanding debt balance was $2.5 billion at June 30, 2005.

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FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES

                                                                      June 30,     March 31,    June 30,
(AMOUNTS IN MILLIONS AND INCLUDE THE VALUE OF DERIVATIVES)              2005         2005         2004
                                                                     ------------------------------------
News Corporation                                                          8,374        8,689        8,401
InterActiveCorp                                                           3,325        3,083        4,173
Non Strategic Public Holdings                                             8,441        8,315        8,473

CASH AND DEBT
The following presentation is provided to separately identify cash and liquid investments and debt information.

                                                                      June 30,     March 31,    June 30,
(AMOUNTS IN MILLIONS)                                                   2005         2005         2004
                                                                     ------------------------------------
CASH AND CASH RELATED INVESTMENTS:
Consolidated Cash (GAAP)                                             $    1,387        1,347        1,931
Consolidated Short-Term Investments (1)                                       6            4           38
Consolidated Long-Term Marketable Securities (2)                            109          240          380
                                                                     ------------------------------------
   TOTAL CONSOLIDATED CASH AND LIQUID INVESTMENTS                    $    1,502        1,591        2,349
                                                                     ====================================

DEBT:
Senior Notes and Debentures (3)                                      $    4,833        5,895        6,998
Senior Exchangeable Debentures (4)                                        4,588        4,588        4,628
Other                                                                       910          177           97
                                                                     ------------------------------------
   TOTAL DEBT                                                        $   10,331       10,660       11,723
Less: Unamortized Discount Attributable To Call Option Obligations       (2,246)      (2,268)      (2,363)
      Unamortized Discount                                                  (18)         (19)         (22)
                                                                     ------------------------------------
   CONSOLIDATED DEBT (GAAP)                                          $    8,067        8,373        9,338
                                                                     ====================================

(1) Represents short-term marketable debt securities which are included in other current assets in Liberty's consolidated balance sheet.
(2) Represents long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.
(3) Represents face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(4) Represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.

Liberty's Total Consolidated Cash and Liquid Investments decreased $89 million and Total Debt decreased by $329 million from March 31, 2005. The decrease in Total Debt was due to the tender offer executed in April 2005, repayments of short term borrowings, and repayments of corporate debt as part of the debt reduction plan announced in the fourth quarter of 2003, offset partially by borrowings against the QVC bank credit facility. Total Consolidated Cash and Liquid Investments decreased as cash flow from operations of Liberty's subsidiaries were more than offset by the debt repayments and interest expense.

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2005 OUTLOOK

QVC - 2005 GUIDANCE UNCHANGED

The following estimates assume primarily, among other factors, that product mix, foreign currency exchange rates and domestic growth rates are consistent with the first six months of 2005, and international growth rates experience a slight slowdown compared to prior years.

For full year 2005 versus 2004, QVC operating results are expected to increase as follows:

-  Revenue by low double digits %.
-  Operating cash flow by mid teens %.
-  Operating income by mid teens %.

SEG - 2005 GUIDANCE UNCHANGED

The following estimates assume, among other factors, that SEG continues to experience positive trends under its affiliation agreements, SEG's distributors continue to see growth in digital subscribers consistent with that experienced in 2004, the quantity and the timing of receipt of output product from the studios does not materially change from that experienced in 2004, and Starz subscription units continue to increase. These estimates further assume that SEG's 2005 programming costs increase between $100 million and $120 million over amounts expensed in 2004.

For full year 2005, SEG operating results are expected as follows:

-  Revenue between $1,000 and $1,050 million.
-  Operating cash flow between $150 and $170 million.
-  Operating income between $64 and $84 million.

DCI - 2005 GUIDANCE UNCHANGED

The following estimates assume, among other factors, continued increase in the amount of advertising dollars spent with cable networks as compared to broadcast networks, stabilized ratings at the domestic networks, investment in the international lifestyles and education initiatives, and a stable national retail environment.

For full year 2005 versus 2004, DCI consolidated operating results are expected to increase as follows:

-  Revenue by mid teens %.
-  Operating cash flow by low double digits %.
-  Operating income by approximately 10%.

OUTSTANDING SHARES

At June 30, 2005, there were approximately 2.802 billion outstanding shares of L and LMC.B and 74 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At June 30, 2005, there were 22 million options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $126 million.

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OTHER EVENTS:

LIBERTY COMPLETES SPIN-OFF OF DISCOVERY HOLDING COMPANY
On July 21, 2005, Liberty announced that it had successfully completed the spin off of Discovery Holding Company through the distribution of all of the outstanding shares of DHC common stock to Liberty stockholders of record on July 15, 2005. Liberty no longer has any ownership interest in DHC and DHC now trades on the NASDAQ National Market under the symbols DISCA and DISCB. In the spin off, each share of Liberty Series A and Series B common stock received 0.10 shares of DHC Series A and Series B common stock, respectively. DHC is a holding company for its wholly-owned subsidiary, Ascent Media Group, and 50%-owned Discovery Communications, Inc.

PRESIDENT AND CEO ROBERT BENNETT ANNOUNCES INTENTION TO RETIRE
On August 3, 2005, Liberty announced that its President and CEO, Robert R. Bennett, has informed the Board of Directors of his intention to retire as of April 1, 2006. Mr. Bennett will remain a director of Liberty and will continue to work with the company on special projects. In addition, he will continue in his position as President and a director of Discovery Holding Company, the former Liberty subsidiary that was distributed to shareholders on July 21 of this year. Liberty's Chairman, John Malone, has been elected to serve as CEO until a successor has been identified.


CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS:
THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; SPENDING ON DOMESTIC AND FOREIGN ADVERTISING; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION AND MOVIE STUDIO INDUSTRIES; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; CHANGES IN DISTRIBUTION AND VIEWING OF TELEVISION PROGRAMMING, INCLUDING THE EXPECTED DEPLOYMENT OF PERSONAL VIDEO RECORDERS AND IP TELEVISION AND THEIR IMPACT ON TELEVISION ADVERTISING REVENUE AND HOME SHOPPING NETWORKS; INCREASED DIGITAL TELEVISION PENETRATION AND THE IMPACT ON CHANNEL POSITIONING OF OUR NETWORKS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  Mike Erickson (877) 772-1518

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SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the three largest privately held businesses (QVC, Inc., Starz Entertainment Group LLC and Discovery Communications, Inc.) owned by or in which Liberty held an interest at June 30, 2005.

Please see page 8 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2004 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

The selected financial information presented for DCI was obtained directly from DCI. Liberty does not control the decision-making processes or business management practices of DCI. Accordingly, Liberty relies on DCI's management to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause DCI to distribute to Liberty its proportionate share of the revenue or OCF of DCI.

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QUARTERLY SUMMARY

(AMOUNTS IN MILLIONS)                                              2Q05         1Q05         4Q04         3Q04         2Q04
                                                                --------------------------------------------------------------
QVC, INC. (98.5%)
Revenue - Domestic                                              $    1,034        1,025        1,347          932          930
Revenue - International                                                445          439          476          360          359
                                                                --------------------------------------------------------------
Revenue - Total                                                 $    1,479        1,464        1,823        1,292        1,289
                                                                --------------------------------------------------------------
OCF - Domestic                                                  $      248          241          334          210          221
OCF - International                                                     76           82           77           61           57
                                                                --------------------------------------------------------------
OCF - Total                                                     $      324          323          411          271          278
                                                                --------------------------------------------------------------
Operating Income                                                $      193          200          290          153          164
Gross Margin - Domestic                                               38.0%        37.3%        36.8%        36.8%        37.8%
Gross Margin - International                                          36.7%        38.2%        34.0%        37.6%        37.0%
Homes Reached - Domestic                                              89.9         89.1         88.4         87.8         87.3
Homes Reached - International                                         69.8         68.2         66.0         64.8         63.4

STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue                                                         $      258          254          248          245          238
OCF                                                             $       47           48           46           62           62
Operating Income (Loss)                                         $       36           36            1           46           48
Subscription Units - Starz!                                           14.1         14.0         14.1         13.7         13.3
Subscription Units - Encore                                           24.9         24.5         24.5         23.9         23.4
Subscription Units - Thematic Multiplex & Other                      140.0        135.3        134.2        129.7        127.2
                                                                --------------------------------------------------------------
Subscription Units - Total (1)                                       179.0        173.8        172.8        167.3        163.9
                                                                --------------------------------------------------------------

DISCOVERY COMMUNICATIONS, INC. (50.0%) (2)
Revenue - U.S. Networks (3)                                     $      455          416          413          385          421
Revenue - International Networks (4), (5)                              177          159          171          146          144
Revenue - Commerce, Education & Other (6)                               28           26          109           26           22
                                                                --------------------------------------------------------------
Revenue - Total                                                 $      660          601          693          557          587
                                                                --------------------------------------------------------------
OCF - U.S. Networks (3)                                         $      183          147          140          151          168
OCF - International Networks (4), (5)                                   21           25           26           26           31
OCF - Commerce, Education & Other (6)                                  (20)         (24)          16          (16)         (16)
                                                                --------------------------------------------------------------
OCF - Total                                                     $      184          148          182          161          183
                                                                --------------------------------------------------------------
Operating Income                                                $      130           97          159          129          118
Subscription Units - U.S. Networks (3), (7)                            676          666          667          663          648
Subscription Units - International Networks (4), (5)                   646          576          565          548          455
                                                                --------------------------------------------------------------
Subscription Units - Total (8)                                       1,322        1,242        1,232        1,211        1,103
                                                                --------------------------------------------------------------

(1) SEG - SUBSCRIPTION UNITS: Total subscription units represent the number of SEG services which are purchased by cable, DTH and other distribution media customers.

(2) DCI - Certain prior period amounts have been reclassified to conform to the current period presentation.

(3) DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, Fit TV, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home (f/k/a Discovery Home & Leisure Channel), Military Channel (f/k/a Discovery Wings Channel), Discovery HD Theater and online initiatives.

     DISCOVERY NETWORKS U.S. JOINT VENTURES - DISCOVERY TIMES, ANIMAL PLANET
     (US) - CONSOLIDATED:
     DCI owns a 50% interest in Discovery Times and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and consolidated into the results of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners.

(4) DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in UK, Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, Middle East, Africa, India; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Asia; Discovery Civilization in UK, Europe, Middle East, Africa; The Science Channel in UK, Europe, Asia, Middle East, Africa; Discovery Wings in UK; Animal Planet in UK, Germany, Italy, Discovery en Espanol, Discovery Geschichte in Europe, and consolidated BBC/DCI joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; People + Arts in Latin America and Spain).

     DISCOVERY NETWORKS INTERNATIONAL JOINT VENTURES - CONSOLDIATED
     Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; People + Arts in Latin America and Spain) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by DCI and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(5)  DCI - DISCOVERY NETWORKS INTERNATIONAL - EQUITY AFFILIATES:
     DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery Kids Canada, Discovery Home & Health Canada, Discovery Civilization Canada, and Animal Planet Canada are not consolidated and are not reflected in the results presented above.

(6) DCI - COMMERCE, EDUCATION AND OTHER: Commerce, Education & Other is comprised of a North American chain of 112 Discovery Channel retail stores, mail-order catalog business, an on-line shopping site, a global licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

(7)  DCI - DISCOVERY NETWORKS U.S. - SUBSCRIPTION UNITS: Includes 7.1 million,
     7.1 million, 6.9 million, 6.9 million and 6.8 million subscription units associated with the U.S. feed of TLC into certain markets in Canada. Also includes 42.7 million, 41.9 million, 40.9 million, 40.5 million and 39.7 million subscription units for BBC America, a service in which Discovery does not have an ownership interest but is responsible for distribution and advertising sales services in the United States.

(8) DCI - SUBSCRIPTION UNITS: Subscription units include (1) multiple networks received in the same household that subscribe to more than one network, (2) subscribers to joint venture networks, (3) subscribers that are reached through branded programming blocks, which are provided without charge, and
     (4) households that receive DCI programming networks without charge pursuant to various pricing plans that include free periods and/or free carriage.


NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for our two largest consolidated subsidiaries and our largest equity affiliate, of each identified entity's operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended June 30, 2005 and 2004.

(AMOUNTS IN MILLIONS)                                                    2Q05       2Q04
                                                                       -------------------
QVC                                                                    $    324        278
SEG                                                                          47         62
Ascent Media, Corporate & Other                                              16         33
                                                                       -------------------
   CONSOLIDATED SEGMENT OPERATING CASH FLOW                            $    387        373
                                                                       ===================

Consolidated segment operating cash flow                                    387        373
Stock compensation                                                          (23)       (10)
Depreciation and amortization                                              (181)      (179)
Interest expense                                                           (146)      (149)
Realized and unrealized gains (losses) on financial instruments, net       (288)      (374)
Gains (losses) on dispositions of assets, net                                17         14
Nontemporary declines in fair value of investments                           --       (128)
Other, net                                                                   20         60
                                                                       -------------------
   EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
     MINORITY INTEREST                                                 $   (214)      (393)
                                                                       ===================

LIBERTY MEDIA CORPORATION

SCHEDULE 2

The following tables provide reconciliation, for our two largest consolidated subsidiaries and our largest equity affiliate, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended June 30, 2005, March 31, 2005, December 31, 2004, September 30, 2004, and June 30, 2004, respectively.

(AMOUNTS IN MILLIONS)                                              2Q05         1Q05         4Q04         3Q04         2Q04
                                                                --------------------------------------------------------------
QVC, INC. (98.5%)
Operating Cash Flow                                             $      324          323          411          271          278
Depreciation and Amortization                                         (114)        (115)        (113)        (110)        (106)
Stock Compensation Expense                                             (17)          (8)          (8)          (8)          (8)
Other                                                                   --           --           --           --           --
                                                                --------------------------------------------------------------
     OPERATING INCOME                                           $      193   $      200          290          153          164
                                                                ==============================================================

STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow                                             $       47           48           46           62           62
Depreciation and Amortization                                          (11)         (12)         (22)         (14)         (14)
Stock Compensation Expense                                              --           --          (23)          (2)          --
Other                                                                   --           --           --           --           --
                                                                --------------------------------------------------------------
     OPERATING INCOME                                           $       36           36            1           46           48
                                                                ==============================================================

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow                                             $      184          148          182          161          183
Depreciation and Amortization                                          (31)         (29)         (32)         (28)         (38)
Long-Term Incentive Plans                                              (23)         (22)           9          (26)         (27)
Other                                                                   --           --           --           22           --
                                                                --------------------------------------------------------------
     OPERATING INCOME                                           $      130           97          159          129          118
                                                                ==============================================================